Exhibit 10.1

Execution Copy

WARRANT CANCELLATION AGREEMENT

This WARRANT CANCELLATION AGREEMENT (this “Agreement”) is entered into as of December 2, 2015 between Vantiv Holding, LLC, a Delaware limited liability company (“Vantiv” or the “Company”), and Fifth Third Bank, a bank chartered under the laws of the State of Ohio (“Fifth Third Bank” or the “Warrantholder”).  All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Warrant.

WHEREAS, pursuant to that certain Warrant between Vantiv and Fifth Third Bank, dated as of June 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Warrant”), Vantiv has granted to Fifth Third Bank an option to purchase a certain number of Warrant Units (as defined in the Warrant) at the Exercise Price;

WHEREAS, in consideration of receiving the Warrant Consideration (as defined below), Fifth Third Bank desires to surrender for termination and cancellation a portion of the Warrant as set forth below, which surrender, termination and cancellation Vantiv hereby desires to accept; and

NOW, THEREFORE, in consideration of the premises, representations, warranties and covenants herein contained, the parties agree as follows:

ARTICLE I
CANCELLATION OF WARRANT

1.1          Cancellation of a Portion of the Warrant.  The Warrantholder hereby acknowledges and agrees to the termination, surrender and cancellation of the Warrantholder’s right to purchase 4,794,115 Warrant Units, representing a portion of the outstanding Warrant Units under the Warrant (the “Terminated Portion”), effective as of three Business Days after the date hereof, or such other date as the parties may mutually agree (the “Effective Date”) in consideration for, and conditioned upon the payment of, the Warrant Consideration (as defined below), and the Company hereby accepts such termination, surrender and cancellation of the Terminated Portion of the Warrant and agrees to pay to the Warrantholder the Warrant Consideration.  The remaining portion of the Warrant to purchase 15,583,912 Warrant Units as of the date hereof is not terminated, surrendered or cancelled hereunder and shall remain in full force and effect and unaffected by this Agreement, mutatis mutandis.

1.2          Warrant Consideration.  The “Warrant Consideration” shall consist of a cash amount equal to Two Hundred Million U.S. Dollars ($200,000,000) payable on or prior to the Effective Date by wire transfer of immediately available funds to the account previously designated by Fifth Third Bank.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE WARRANTHOLDER

Fifth Third Bank represents and warrants to Vantiv that the statements contained in this Article II are true and correct as of the date of this Agreement and the Effective Date.

2.1          Authorization of Transaction.  Fifth Third Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Fifth Third Bank of this Agreement and the performance by Fifth Third Bank of its obligations under this Agreement and the consummation by Fifth Third Bank of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Fifth Third Bank.  This Agreement has been duly and validly executed and delivered by Fifth Third Bank and this Agreement constitutes the valid and binding obligation of Fifth Third Bank, enforceable against Fifth Third Bank in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

2.2          Noncontravention.  Neither the execution and delivery by Fifth Third Bank of this Agreement, nor the consummation by Fifth Third Bank of the transactions contemplated hereby, will (a) conflict with or violate any provision of any of the organizational documents or contractual commitments of Fifth Third Bank, (b) conflict with or violate any provision of any agreement to which Fifth Third Bank is a party, (c) require on the part of Fifth Third Bank any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity (as defined below) or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Fifth Third Bank or any of its properties or assets.  “Governmental Entity” means any federal, state, local, provincial or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign.

2.3          Ownership.  Fifth Third Bank is the sole and exclusive owner of the Warrant, and such rights are free and clear of any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

2.4          Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Legal Proceeding”) before any Governmental Entity or before any arbitrator which is pending or has been threatened in writing, or judgment, order or decree outstanding, against or otherwise naming Fifth Third Bank which in any manner challenges or seeks, or would if commenced challenge or seek, to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

2.5          No Additional Representations.  Fifth Third Bank acknowledges that neither Vantiv nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Vantiv furnished or made available to Fifth Third Bank and Fifth Third Bank’s representatives except as expressly set forth in this Agreement.

2.6          Brokers’ Fees.  Fifth Third Bank has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VANTIV

Vantiv represents and warrants to Fifth Third Bank that the statements contained in this Article III are true and correct as of the date of this Agreement and the Effective Date.

3.1          Authorization of the Transaction.  Vantiv has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Vantiv of this Agreement, the performance by Vantiv of its obligations under this Agreement and the consummation by Vantiv of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Vantiv.  This Agreement has been duly and validly executed and delivered by Vantiv and this Agreement constitutes the valid and binding obligations of Vantiv, enforceable against Vantiv in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, or similar laws, legal requirements and judicial decisions from time to time in effect which affect creditors’ rights generally.

3.2          Noncontravention.  Neither the execution and delivery by Vantiv of this Agreement, nor the consummation by Vantiv of the transactions contemplated hereby, will (a) conflict with or violate any provision of the organizational documents of Vantiv, (b) conflict with or violate any provision of any agreement to which Vantiv is a party, (c) require on the part of Vantiv any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except for applicable requirements under federal or state securities statutes, rules or regulations or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Vantiv or any of its properties or assets.

3.3          Litigation.  There is no Legal Proceeding which is pending or has been threatened in writing, or judgment, order or decree outstanding, against or otherwise naming Vantiv which in any manner challenges or seeks, or would if commenced challenge or seek, to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.4          No Additional Representations.  Vantiv acknowledges that none of Fifth Third Bank nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Fifth Third Bank furnished or made available to Vantiv and its representatives except as expressly set forth in this Agreement.

3.5          Brokers’ Fees.  Vantiv has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE IV
POST-CLOSING COVENANTS

4.1          Press Releases and Announcements.  The parties will provide each other with advance notice of the expected content and expected timing of any initial press release or initial public announcement by that party relating to the subject matter of this Agreement and will use commercially reasonable efforts to agree on the expected timing, subject in each case to each party’s compliance with applicable law, including the U.S. federal securities laws, rules and regulations.

ARTICLE V
GENERAL PROVISIONS

5.1          Termination of Warrant.  The Warrantholder acknowledges and agrees that from and after the Effective Date, other than the right to receive the Warrant Consideration payable pursuant to Article 1 hereof, the Warrantholder shall have no further rights with respect to the Terminated Portion of the Warrant, including without limitation, any rights to further consideration or to acquire any equity securities of the Company or any of its Affiliates with respect to the Terminated Portion of the Warrant.  The Warrantholder hereby agrees that, effective as of the Effective Date, the Terminated Portion of the Warrant shall automatically terminate.

5.2          Expenses.  Each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and all sales, transfer or other similar taxes payable in connection with this Agreement and the transactions contemplated hereby, will be borne by the party incurring such taxes.

5.3          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth in Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice. Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

5.4          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.5          Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.6          Descriptive Headings; Governing Law; Selection of Forum; Waiver of Trial by Jury.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without reference to the conflicts of laws thereof to the extent such reference would direct a matter to another jurisdiction. Each of the Warrantholder and the Company agrees that it shall bring any action, suit, demand or proceeding (including counterclaims) in respect of any claim arising out of or related to this Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court, in each case, sitting in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action, suit, demand or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over such party and (iv) agrees that service of process upon such party in any such action, suit, demand or proceeding shall be effective if notice is given in accordance with Section 5.3.  Each of the Warrantholder and the Company irrevocably waives any and all right to trial by jury in any action, suit, demand or proceeding (including counterclaims) arising out of or related to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VANTIV HOLDING, LLC

By:	/s/ Nelson F. Greene
	Name:	Nelson F. Greene
	Title:	Chief Legal Officer and Secretary

FIFTH THIRD BANK

By:	/s/ James C. Leonard
	Name:	James C. Leonard
	Title:	Executive Vice President and Treasurer

[Signature Page to Vantiv — Warrant Cancellation Agreement]

SCHEDULE A

Notices

If to Vantiv:

c/o Vantiv, Inc.
8500 Governor’s Hill Drive
Symmes Township, OH 45249
Facsimile:	513-900-5200
Attention:	Ned Greene
Jared Warner

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110
Facsimile:	(617) 772-8333
Attention:	Marilyn French Shaw

If to Fifth Third Bank:

Fifth Third Bank
38 Fountain Square Plaza
Cincinnati, OH 45263
Facsimile:	513-534-6757
Attention:	Tayfun Tuzun
Sam Lind
Kevin Lippert
Al Cliffel

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Facsimile:	212-291-9065
Attention:	Andrew R. Gladin